Exhibit 10.06

DATE

NAME

Dear FIRST NAME:

In satisfaction of the initial RSU Pool Award granted to you on March 8, 2017 under the FBR & Co. One Year Retention and Incentive Plan (the “Plan”) pursuant to the Award Letter between you and FBR & Co (“FBR” or the “Company”) dated as March 8, 2017, you have been granted a Restricted Stock Unit (“RSU”) Award with the terms and conditions set forth in the Plan and this RSU Award Agreement. This RSU Award is being granted pursuant to Section 8 of the 2006 FBR Capital Markets Long-Term Incentive Plan (the “Stock Plan”). Capitalized terms used herein that are not otherwise defined shall have the meaning given to them in the Plan, a copy of which was attached to the Award Letter.

Each unit subject to the RSU Award represents the right to receive one share of the common stock of FBR, subject to the terms and conditions set forth herein and in the Plan and otherwise subject to the Stock Plan. A copy of the Stock Plan and a document constituting part of a prospectus covering the Company common stock underlying the RSUs are available upon request to the Human Resources Department.

Grant Date: March 8, 2017

Number of Units Subject to RSU Award: QUANTITY

Restriction Period: The restriction period is the vesting or waiting period before you have full ownership of your units of the Company common stock. This RSU Award will have a restriction period that will lapse on March 8, 2018, subject to your continued employment with the Company through such date. Section 7(a) of the Plan sets forth your rights to accelerated vesting of all or a pro-rata portion of your RSU Award in the event of certain terminations of employment prior to March 8, 2018.

Settlement of Units: As soon as practicable (and in any event within 55 days) after the restriction period lapses (but no later than March 15 of the year following the year in which the RSUs vest) and after satisfaction of your tax obligation (as described in the “Taxes” section below), the Company will issue shares of its common stock to you (or, in the Committee’s discretion, a cash payment based on the per share “fair market value” (as defined in the Stock Plan) will be paid to you) in settlement of the vested RSUs and you will have full ownership rights in those shares. The number of shares that will be issued will equal the number of RSUs that vest.

Dividend Equivalents: If FBR chooses to pay a dividend, you will be entitled to receive cash payments equivalent to any cash, stock or other property dividends that are paid on shares of the Company’s common stock during the period beginning on the Grant Date and ending on the earlier of (a) the date that you vest in the RSUs or (b) the date that you forfeit the RSUs. Your right to receive these dividend equivalents, if any, is subject to the same vesting requirements that apply to the RSUs. Any dividends that are payable to you will be paid at the same time that shares of Company common stock are issued (or, in the Committee’s discretion, cash is paid) in settlement of your RSUs. Such payments will be treated as compensation reportable on your Form W-2 (rather than as dividend income).

Shareholder Rights: You will not have any rights as a shareholder of the Company with respect to the RSUs. You will have rights as a shareholder, including the right to vote and receive dividends, on and after the date that the Company issues shares of its common stock in settlement of vested RSUs.

Change in Control: In the event of a Change in Control, you will have the rights set forth in Section 6(a)(iii) of the Plan, which provides for the full and immediate vesting of the RSU Award on the date of your separation from service by the Company without Cause or by you for Good Reason, in either case, during the two-year period following a Change in Control. Notwithstanding anything contained in the Stock Plan, the provisions of Section 11.4 of the Stock Plan shall be inapplicable to this RSU Award.

If You Leave FBR: If you leave FBR before the end of the restriction period, you will forfeit the RSU Award, except as otherwise provided in Section 6(a) of the Plan in the event of certain terminations of employment prior to March 8, 2018.

Taxes: You are strongly advised to consult with your own tax professional concerning the tax implications of your RSU Award based on your particular circumstances. FBR cannot provide you with tax advice. RSUs differ from other forms of incentive compensation in many ways, including how they are treated for tax purposes. Generally, in the U.S., you will not be taxed at the time of the grant. However, upon settlement of the RSU Award, the value of the Company common stock and any cash or other property issued or paid to you is taxed as ordinary income and you are required to pay taxes at that time. The shares will not be released until payment for the taxes is received. FBR will provide you with instructions for making payments closer to your vesting date.

Grant Acceptance: Please acknowledge your acceptance of your RSU Award, your receipt of a copy of the Plan and your agreement with all terms and conditions thereunder, by signing below where indicated and returning this RSU Award Agreement to Jennifer Kramer by March 31, 2017.

Please contact Gavin Beske at (703) 312-9568 if you have any questions.

/s/ Richard J. Hendrix
Richard J. Hendrix
President & CEO, FBR & Co.

Accepted and agreed as of March , 2017

By:
Name: